Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, assumes the business combination between Rovi Corporation (“Rovi” or the “Company”) and Sonic Solutions (“Sonic”) occurred on January 1, 2010. On October 7, 2010, Sonic acquired DivX, Inc. (“DivX”). As DivX’s results are not included in Sonic’s historical results prior to October 8, 2010, an adjustment column has been added to the unaudited pro forma condensed combined statement of operations to include the operations of DivX from January 1, 2010 to October 7, 2010. The unaudited pro forma condensed combined balance sheet as of December 31, 2010, assumes the acquisition of Sonic had been completed on December 31, 2010. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Rovi, Sonic and DivX. Sonic’s historical results for the year ended December 31, 2010, were derived by taking the historical results of Sonic for the nine months ended December 31, 2010, and adding the historical results for the three months ended March 31, 2010. There were no significant intercompany balances or transactions between Rovi, Sonic and DivX as of the dates and for the periods presented in these unaudited pro forma condensed combined financial statements. Certain reclassification adjustments have been made to conform Sonic’s historical reported balances to the unaudited pro forma condensed combined financial statement’s basis of presentation.

The acquisition is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805 “Business Combinations” (“ASC 805”). Under the acquisition method, the total estimated purchase price, calculated as described in Note 3, of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. Rovi has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These estimates are based on key assumptions of the acquisition. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The preliminary purchase price and allocation of purchase consideration are subject to change based on further review of the fair value of the assets acquired and liabilities assumed.

The unaudited pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger and also do not include any integration costs that may be incurred. The unaudited pro forma condensed combined financial statements also do not give effect to Rovi borrowing $750 million under a senior secured credit facility subsequent to December 31, 2010. Rovi expects to use the proceeds for general corporate purposes, including the purchase of its common stock and its outstanding convertible notes from time to time depending on market conditions, as these proceeds are not a source of funding for the Rovi and Sonic business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF

DECEMBER 31, 2010

(in thousands)

	Historical
	Rovi	Sonic	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$200,195	$43,374	$95,624	(a)	$339,193
Short-term investments	295,120	3,284	(298,404)	(b)	—
Trade accounts receivable, net	78,672	45,740	(31,833)	(c)	92,579
Taxes receivable	6,811	1,566	—		8,377
Deferred tax assets, net	15,403	—	—		15,403
Prepaid expenses and other current assets	12,639	15,048	(2,743)	(d)	24,944

Total current assets	608,840	109,012	(237,356)		480,496
Long-term marketable securities	200,852	2,756	(203,608)	(b)	—
Property and equipment, net	39,205	2,840	—		42,045
Acquired intangible assets, net	702,385	104,880	179,520	(e)	986,785
Other assets	48,785	12,419	(8,528)	(f)	52,676
Goodwill	857,216	107,756	353,856	(g)	1,318,828

Total assets	$2,457,283	$339,663	$83,884		$2,880,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$74,512	$34,392	$9,389	(h)	$118,293
Deferred revenue	15,577	7,303	(5,164)	(i)	17,716
Current portion of long-term debt and capital leases	130,816	64	—		130,880

Total current liabilities	220,905	41,759	4,225		266,889
Taxes payable, less current portion	56,566	—	6,659	(j)	63,225
Long-term debt and capital leases, less current portion	378,083	5	—		378,088
Deferred revenue, less current portion	3,995	359	(121)	(i)	4,233
Long-term deferred tax liabilities, net	26,249	5,676	(13,273)	(k)	18,652
Other non current liabilities	19,293	7,413	(6,665)	(l)	20,041

Total liabilities	705,091	55,212	(9,175)		751,128
Temporary equity	3,859	—	—		3,859
Stockholders’ equity:
Common stock and additional paid in capital	1,782,098	421,691	(64,936)	(m)	2,138,853
Treasury stock	(134,931)	—	—		(134,931)
Accumulated other comprehensive loss	(1,139)	(1,511)	1,511	(n)	(1,139)
Retained earnings (accumulated deficit)	102,305	(135,729)	156,484	(o)	123,060

Total stockholders’ equity	1,748,333	284,451	93,059		2,125,843

Total liabilities and stockholders’ equity	$2,457,283	$339,663	$83,884		$2,880,830

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2010

(in thousands, except per share data)

			Pro Forma Adjustments
	Historical
	Rovi	Sonic	Sonic Acquisition		DivX Adjustments(u)	Pro Forma Combined
Revenues	$541,490	$103,545	$13,963	(p)	$61,259	$720,257
Operating expenses:
Cost of revenues	99,129	37,526	—		8,727	145,382
Selling, general, and administrative	142,197	48,762	(1,979)	(q)	34,682	223,662
Research and development	95,687	34,997	—		19,270	149,954
Restructuring	—	5	—		—	5
Acquisition costs	—	4,966	(4,966)	(q)	—	—
Amortization	80,395	1,291	53,819	(r)	—	135,505
Depreciation	18,758	1,788	—		1,245	21,791

Total operating expenses	436,166	129,335	46,874		63,924	676,299

Income (loss) from operations	105,324	(25,790)	(32,911)		(2,665)	43,958
Gain on interest rate swaps and caps, net	34,197	—	—		—	34,197
Gain on sale of strategic investment	5,895	—	—		—	5,895
Loss on debt redemption	(16,806)	—	—		—	(16,806)
Interest expense	(42,935)	(88)	—		(69)	(43,092)
Interest and other income (expense), net	1,770	846	(2,595)	(s)	1,235	1,256

Income (loss) from continuing operations before income taxes	87,445	(25,032)	(35,506)		(1,499)	25,408
Income tax provision (benefit)	(139,213)	(26,760)	26,288	(t)	2,016	(137,669)

Income (loss) from continuing operations	$226,658	$1,728	$(61,794)		$(3,515)	$163,077

Income (loss) from continuing operations per share—basic	$2.20	$0.05				$1.50

Income (loss) from continuing operations per share—diluted	$2.07	$0.05				$1.41

Shares used in computing basic net earnings per share	102,658	34,968				108,562

Shares used in computing diluted net earnings per share	109,175	36,113				115,079

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction

On February 17, 2011, Rovi acquired Sonic for approximately $763.1 million in cash and stock. Each Sonic shareholder who participated in the offer elected to receive consideration in the form of $14.00 per share in cash or a fraction of a share of Rovi’s common stock equal to 0.2489. The aggregate amount of cash and of Rovi common stock available to be paid and issued in the offer was determined on a 55/45 basis (with shares of Rovi common stock being valued at $56.24 (the average closing price of Rovi common stock over the 20 trading days ending immediately prior to the date of the agreement for purposes of such calculation) such that if the holders of more than 55% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of cash available, or if the holders of more than 45% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of Rovi common stock available, Sonic shareholders received on a pro rata basis the other kind of consideration. Outstanding Sonic employee stock options and restricted stock were treated as follows:

•

Each outstanding stock option to purchase shares of Sonic common stock that was vested and that had an exercise price below $14.00 per share received (i) an amount in cash equal to the product of: (A) the excess of $14.00 over the exercise price of the stock option; multiplied by (B) fifty five percent (55%); and (ii) a fraction of a share of Rovi common stock equal to the quotient of: (A) the product of: (1) the excess of $14.00 over the exercise price of the stock option; multiplied by (2) forty five percent (45%); divided by (B) $56.24.

•

Each outstanding stock option to purchase shares of Sonic common stock that was unvested and each outstanding stock option to purchase shares of Sonic common stock that was vested and that had an exercise price at or above $14.00 per share was assumed by Rovi and converted into an option to acquire shares of Rovi common stock equal to the product of the number of shares of Sonic common stock that were issuable upon exercise of such assumed stock option immediately prior to the effective time of the first merger multiplied by 0.2489, rounded down to the nearest whole number of shares of Rovi common stock, and the per share exercise price of such assumed option is equal to the quotient of the exercise price per share of Sonic common stock subject to such assumed stock option immediately prior to the effective time of the merger divided by 0.2489, rounded up to the nearest whole cent.

•

Each outstanding Sonic restricted stock unit assumed by Rovi was converted into the right to receive that number of whole shares of Rovi common stock equal to the product of the number of shares of Sonic common stock subject to the assumed restricted stock unit immediately prior to the effective time of the merger multiplied by the quotient of $14.00 divided by $ 56.24, rounded down to the nearest whole number of shares of Rovi common stock.

2.	Basis of Presentation

The acquisition is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805. Under the acquisition method, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. The Company has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, assumes the business combination between Rovi and Sonic occurred on January 1, 2010. On October 7, 2010, Sonic acquired DivX. As DivX’s results are not included in Sonic’s historical results prior to October 8, 2010. An adjustment column has been added to the unaudited pro forma condensed combined statement of operations to include the operations of DivX from January 1, 2010 to October 7, 2010. The unaudited pro forma condensed combined balance sheet as of December 31, 2010, assumes the acquisition of Sonic had been completed on December 31, 2010. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Rovi, Sonic and DivX. Sonic’s historical results for the year ended December 31, 2010, were derived by taking the historical results of Sonic for the nine months ended December 31, 2010, and adding the historical results for the three months ended March 31, 2010.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statement of operations. Rovi expects to incur total acquisition-related transaction costs of approximately $3.4 million and Sonic expects to incur total acquisition-related transaction costs of approximately $12.3 million.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger and also do not include any integration costs that may be incurred.

Certain reclassification adjustments have been made to conform Sonic and DivX historical reported balances to the unaudited pro forma condensed combined financial statement’s basis of presentation. The adjustments were primarily to reclassify depreciation, amortization of purchased intangibles and interest expense to individual lines in the unaudited pro forma condensed combined statement of operations and to reclassify certain costs between costs of revenue, research and development and selling, general and administrative to be consistent with Rovi’s presentation. As part of its acquisition of DivX, Sonic recorded an adjustment to accounts receivable in purchase accounting. This adjustment represents the present value of assumed contractual payments due to DivX for fixed multi-year site licenses and guaranteed minimum-royalty licenses. These multi-year site licenses provide the licensee with the right to ship an unlimited number of units incorporating DivX’s technology for an annual fee. The Company’s revenue recognition policy related to flat fee license agreements is to record the revenue ratable over the term of the license as that corresponds with the period the licensee has the right to utilize the Company’s technology. The Company’s revenue recognition policy related to minimum-royalty licenses is to record the minimum royalty during the period in which the licensee ships the units. The Company has therefore included a pro forma adjustment to remove the remaining balance of this adjustment from accounts receivable in the December 31, 2010, unaudited pro forma condensed combined balance sheet. The Company has also included a pro forma adjustment to record the revenue that Sonic did not record in its historical financial statements as a result of making this purchase accounting adjustment. In addition, as part of its acquisition of DivX, Sonic recorded a liability for the present value of contractual obligations along with a corresponding asset. As these contractual obligations were determined to be at market, the Company has recorded a pro forma adjustment to remove these liabilities and assets. There were no other adjustments made to conform Sonic and DivX’s historical accounting policies to Rovi’s as such adjustments were considered immaterial for the periods presented.

3.	Preliminary Purchase Price

The following table presents the preliminary purchase price for accounting purposes based on Rovi’s common stock price of $60.13 per share at February 17, 2011 (in thousands, except share and per share data):

Cash consideration paid to acquire the outstanding common stock of Sonic	$398,146
Fair value of 5.8 million shares of Rovi common stock exchanged for outstanding Sonic common stock	348,193
Cash consideration paid to terminate vested in the money Sonic employee stock options	8,242
Fair value of 0.1 million shares of Rovi common stock exchanged to terminate vested in the money Sonic employee stock options	6,840
Fair value of vested Sonic employee stock options assumed	1,722

Total preliminary purchase price	$763,143

4.	Preliminary Allocation of Purchase Price

As discussed in Note 2, the Company has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates the actual amounts recorded for the acquisition may differ from the information presented.

The Company’s preliminary purchase price allocation is as follows (in thousands, except useful lives):

	Weighted Average Estimated Useful Life (in years)
Cash, cash equivalents and investments			$49,414
Trade accounts receivable			13,907
Property and equipment			2,840
Goodwill			461,612
Identifiable intangible assets:
Developed technology	6	$110,500
Trademarks/tradenames	10	17,700
Customer relationships	6	146,500
Studio relationships and content library	4	9,700

Total identifiable intangible assets			284,400
Other assets			17,762
Accounts payable and other liabilities			(49,845)
Deferred tax liabilities, net			(14,570)
Deferred revenue			(2,377)

Total preliminary purchase price			$763,143

Identifiable intangible assets. Developed technology relates to Sonic’s products across all of their product lines that have reached technological feasibility, primarily the RoxioNow technology, Roxio’s developed software products and the DivX video compression / decompression software library and player application. Trademarks/tradenames are primarily related to the Roxio and DivX brandname. Customer relationships represent existing contracted relationships with consumer electronics manufacturers, retailers, distributors and others. Studio relationships and content library primarily relate to RoxioNow’s relationships with the studios and digitized content library. Developed technology, trademarks/tradenames and studio relationships and content library will be amortized on a straight-line basis over their estimated useful lives. As the majority of the cash flows generated by the customer relationships occur in the first four years of the intangible assets estimated useful life, the customer relationship intangible assets are being amortized based on the proportion of the expected future cash flow generated by the assets in each year to the total future cash flow expected to be generated by the asset. The amortization of the identifiable intangible assets for the first five years after acquisition and thereafter is as follows (in thousands):

Total Amortization
Year 1	$55,110
Year 2	48,945
Year 3	34,297
Year 4	30,085
Year 5	27,457
Thereafter	88,506

$284,400

The estimated fair values of the developed technology, trademarks/tradenames and customer relationships were primarily determined using either the relief-from-royalty or excess earnings methods. The rates utilized to discount net cash flows to their present values ranged from 8%-12% and were determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The estimated fair values of the studio relationships and content library were determined under the cost method. The Company did not record any in process research and development assets as Sonic’s major technology projects are either substantially complete or primarily represent improvements and additional functionality to existing products for which a substantial risk of completion does not exist.

Goodwill Approximately $461.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with FASB ASC Topic 350, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the Company determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the quarter in which the determination is made. The Sonic acquisition enhances the Company’s offerings and facilitates the next step forward in its strategy of allowing consumers who have found content they are seeking using our guides, technologies and metadata, to enjoy that content in multiple environments from multiple sources on any device. The combination of the Company and Sonic also provides the opportunity for cost savings. The Company believes these factors support the amount of goodwill recorded.

5.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the acquisition and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Rovi, Sonic and DivX and should be read in conjunction with the historical financial statements of Rovi, Sonic and DivX.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of Rovi and Sonic. The DivX adjustments column of the unaudited pro forma condensed combined statement of operations includes the results of DivX, on a pro forma basis, from January 1, 2010 to October 7, 2010. These adjustments are necessary as Sonic’s acquisition of DivX closed on October 7, 2010, and therefore DivX’s results prior to October 8, 2010, are not reflected in Sonic’s historical financial statements.

There were no significant intercompany balances or transactions between Rovi, Sonic and DivX as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision (benefit) for income taxes does not necessarily reflect the amounts that would have resulted had Rovi and Sonic filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements also do not give effect to Rovi borrowing $750 million under a senior secured credit facility subsequent to December 31, 2010. Rovi expects to use the proceeds for general corporate purposes, including the purchase of its common stock and its outstanding convertible notes from time to time depending on market conditions, as these proceeds are not a source of funding for the Rovi and Sonic business combination.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (in thousands of dollars):

(a)	Adjustments in cash:
	To reflect cash used to purchase outstanding shares of Sonic	$(398,146)
	To reflect cash paid to terminate vested in the money Sonic employee stock options	(8,242)
	To reflect the conversion of investments to cash and cash equivalents	502,012

		$95,624

(b)	To reflect the liquidation of investments to cash and cash equivalents:
	Short-term investments	$(298,404)

	Long-term marketable investments	$(203,608)

(c)	To eliminate accounts receivable adjustment for fixed payment stream contracts (See Note 2)	$(31,833)

(d)	To eliminate assets recorded in connection with recording a liability for contractual obligations that are at market (See Note 2)	$(2,743)

(e)	Adjustments to acquired intangibles assets, net:
	To eliminate Sonic’s historical acquired intangible assets	$(104,880)
	To record the fair value of Sonic’s identifiable intangible assets	284,400

		$179,520

(f)	To record adjustments to other assets:
	To eliminate assets recorded in connection with recording a liability for contractual obligations that are at market (See Note 2)	$(4,724)
	To eliminate the long-term portion of the accounts receivable adjustment for fixed payment stream contracts(See Note 2)	(3,804)

		$(8,528)

(g)	To record adjustments to goodwill:
	To eliminate Sonic’s historical goodwill	$(107,756)
	To record estimate of goodwill from Rovi’s acquisition of Sonic	461,612

		$353,856

(h)	The following adjustments were recorded to A/P and accrued expenses
	Rovi’s remaining estimated transaction fees	$1,412
	Sonic’s remaining estimated transaction fees	11,682
	To eliminate recorded liability for contractual obligations that are at market (See Note 2)	(2,766)
	Reclass tax contingency reserves	(841)
	Remove deferred rent	(98)

		$9,389

(i)	To record the difference between the fair values and the historical carrying amount of Sonic’s deferred revenue;
	Adjustment to current deferred revenue	$(5,164)

	Adjustment to long-term deferred revenue	$(121)

(j)	To reclass tax contingency reserves	$2,715
	To record additional contingency reserves	3,944

		$6,659

(k)	To record the following adjustments to long-term deferred tax liabilities:
	To record adjustments to Sonic’s non-current deferred tax Liabilities primarily related to the identifiable intangible assets	$8,894
	To reduce Rovi’s valuation allowance	(22,167)

		$(13,273)

As a result of recording deferred tax liabilities related to the Sonic acquisition, Rovi has determined that its deferred tax valuation allowance should be reduced. Under ASC 805, a change in an acquirer’s valuation allowance for a deferred tax asset that results from a change in the acquirer’s circumstances caused by a business combination should be accounted for as an event separate from the business combination. As this deferred tax valuation allowance reduction is non-recurring in nature and is directly related to the transaction, Rovi has recorded the decrease in the valuation allowance as an increase to retained earnings in the unaudited pro forma condensed combined balance sheet.

(l)	To record the following adjustments to other non-current liabilities
	To eliminate deferred rent	$(90)
	To eliminate recorded liability for contractual obligations that are at market (See Note 2)	(4,701)
	To reclass tax contingency reserves	(1,874)

		$(6,665)

(m)	Adjustments to common stock and additional paid-in capital
	To record the fair value of the portion of the purchase price expected to be paid in Rovi stock	$355,033
	To record the fair value of vested Sonic stock options assumed	1,722
	To eliminate Sonic’s historical paid-in capital	(421,691)

		$(64,936)

(n)	To eliminate Sonic’s historical accumulated other comprehensive loss

(o)	Adjustments to accumulated deficit
	To eliminate Sonic’s historical retained earnings	$135,729
	To record the impact of reducing Rovi’s valuation allowance (See (k))	22,167
	To record Rovi’s remaining transaction costs	(1,412)

		$156,484

(p)	Adjustments to revenue:
	To eliminate revenue previously amortized from the deferred revenue balance as deferred revenue was adjusted to its fair market value as part of purchase accounting.	$(3,316)
	To add back revenue that was not recorded as a result of Sonic recording the present value of DivX fixed stream contracts as accounts receivable in purchase accounting	17,279

		$13,963

(q)	To remove transaction costs related to Rovi’s acquisition of Sonic and Sonic’s acquisition of DivX

(r)	Adjustments to amortization of intangibles from acquisitions
	To eliminate Sonic amortization from intangibles from acquisitions	$(1,291)
	To record amortization of identified intangibles acquired from Sonic	55,110

		$53,819

(s)	To reflect forgone interest as a result of cash and investments used to fund the acquisition of Sonic assuming a 0.5% annual interest rate and to reflect forgone interest as a result of cash and investments used to fund Sonic’s acquisition of DivX at an annual interest rate of 0.23%.

(t)	To record income tax expense related to the pro forma adjustments. As a result of recording deferred tax liabilities related to its acquisition of DivX, Sonic determined that its deferred tax valuation allowance should be reduced by $27.0 million. This adjustment is included in Sonic’s historical results for the year ended December 31, 2010. As this deferred tax valuation allowance reduction is non-recurring in nature and is directly related to the transactions, the $27.0 million tax benefit has been removed as a pro forma adjustment.

(u)	Includes the results of DivX, on a pro forma basis, from January 1, 2010 to October 7, 2010. These adjustments are necessary as Sonic’s acquisition of DivX closed on October 7, 2010, and therefore DivX’s results prior to October 8, 2010, are not reflected in Sonic’s historical financial statements.

6.	Pro Forma Income from Continuing Operations Per Share

Shares used in computing pro forma combined basic and diluted earnings per share are based on the weighted average outstanding shares of Rovi common stock for the periods presented, plus the 5.9 million shares of Rovi common stock issued to former Sonic stockholders and employee stock option holders upon consummation of acquisition (See note 1 to the pro-forma combined financial statements). Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.